                                                                  EXHIBIT 3.3(a)



                   AMENDMENT TO BYLAWS OF PHARMACOPEIA, INC.

                              Dated July 31, 1997
                              -------------------


  Article 3, Section 3.2 of the Bylaws of the Company is amended in its entirety to read as follows:

  3.2  Number of Directors.
       --------------------

  The number of Directors shall be fixed at not less than five (5) nor more than eleven (11). Within the limits specified above, the number of Directors shall be fixed from time to time by a resolution adopted by the Board of Directors.
No reduction of the authorized number of Directors shall have the effect of removing any Director before that Director's term of office expires.